For immediate release

Contacts:    Jane Ostrander
             Media Relations
             847 482-5607
             jane.ostrander@tenneco-automotive.com
             -------------------------------------

             Leslie Hunziker
             Investor Relations
             847 482-5042
             leslie.hunziker@tenneco-automotive.com
             --------------------------------------



                  TENNECO AUTOMOTIVE REPORTS FOURTH QUARTER AND
                             FULL-YEAR 2001 RESULTS

- COMPANY REPORTS A NET LOSS OF $8 MILLION, OR 19-CENTS PER DILUTED SHARE BEFORE RESTRUCTURING CHARGES AND OTHER ITEMS IN THE FOURTH QUARTER
- STRONGER AFTERMARKET RESULTS HELP COMPANY IMPROVE EBIT 42 PERCENT AND EBITDA 20 PERCENT ON 10 PERCENT LOWER REVENUES VERSUS FOURTH QUARTER 2000
- WORKING CAPITAL, BEFORE FACTORING, IMPROVED $162 MILLION IN 2001 OR, AS A PERCENT OF SALES, FROM 13.3 PERCENT TO 9.2 PERCENT
- COMPANY TO CLOSE EIGHT FACILITIES AND ELIMINATE 900 POSITIONS THROUGH LEAN MANUFACTURING AND DISTRIBUTION INITIATIVES GLOBALLY

LAKE FOREST, ILLINOIS, JANUARY 31, 2002 - Tenneco Automotive (NYSE: TEN) today announced that its fourth quarter 2001 performance improved versus the same period one year earlier. Before restructuring charges and other items, the company's EBIT and EBITDA performance grew 42 and 20 percent, respectively, on 10 percent lower revenues, resulting in a 66 percent improvement in earnings per share compared with fourth quarter 2000. The company reduced its SGA&E costs in the quarter by $25 million or 21 percent, and improved gross margins by .7 percent to 20.6 percent compared to fourth quarter 2000.

"Our strengthening aftermarket operations in both North America and Europe helped improve our operating performance and narrow the profitability gap in the fourth quarter," said Mark P. Frissora, chairman and CEO of Tenneco Automotive. "This is particularly significant given the year-over-year volume declines seen across the industry."

For the full year, the company improved its cash position by reducing its working capital by $162 million or, as a percent of sales, from 13.3 percent to
9.2 percent. It trimmed its capital expenditures by $19 million to $127 million. These and other cash management improvements helped the company reduce its year-end 2001 net indebtedness by $30 million, as compared to the prior year-end.

"Our progress in reducing our investment in working capital and fixed assets was very encouraging," Frissora said. "The team's over-performance on cash made a tremendous difference in this tough market."

FOURTH QUARTER RESULTS
Excluding charges and other items, the company posted a net loss of $8 million, or 19-cents per diluted share for the fourth quarter 2001, versus a net loss of $21 million or 56-cents per diluted share, for the same period in 2000.

These fourth quarter 2001 results exclude restructuring charges of $32 million pre-tax ($31 million after tax), or 81-cents per share; a tax charge of $66 million, or $1.68 per share for repatriating foreign earnings; income of $4 million pre-tax ($2 million after tax), or 6-cents per share, for an adjustment of environmental reserves related to a charge taken in the first quarter 2001, and income of $3 million, or 9 cents per share, for an adjustment in the cost to complete European consolidation activity begun in 1999. The fourth quarter 2000 results included restructuring and other charges of $61 million pre-tax ($42 million after tax), or $1.18 per share.

Including these charges and other items, Tenneco Automotive reported a net loss of $99 million, or $2.53 per diluted share in the fourth quarter 2001, compared with a net loss of $63 million, or $1.74 per diluted share in the fourth quarter of 2000.

The company reported revenue for the quarter of $758 million, a 10 percent decline compared with $843 million in the fourth quarter of 2000. EBITDA for the quarter, before the previously discussed restructuring charges and other items, was $65 million, compared with $54 million the previous year, a 20 percent improvement.

"Clearly, the aggressive steps we have taken to reduce costs and working capital, improve gross margins and strengthen our customer relationships drove this progress," Frissora said. "As we maintain our focus on these key areas, we see significant opportunity to improve our long-term gross margin performance through the new restructuring efforts we are already implementing."

Tenneco Automotive recorded charges totaling $32 million in the fourth quarter, primarily related to new restructuring activities it is initiating in North America and Europe. The company intends to close eight facilities, consolidate or rearrange and improve the workflow in 20 others, and move production assets among some of its plants. These activities are designed to reduce existing over capacity, as well as improve standardization and efficiency in its global manufacturing, distribution and logistics operations.

The company expects to substantially complete these actions by the end of the first quarter of 2003, and anticipates they will generate $11 million in savings during 2002, and $30 million in annualized savings beginning in 2004.

Up to 900 employees could be impacted by these combined actions in North America and Europe. The company will carry out all activities, including workforce reductions, in compliance with all applicable legal and contractual requirements, including informing and consulting with work councils, union representatives, and others. The company expects to incur about $15 million of additional expense during 2002 related to these actions, which could not be accrued as part of the restructuring reserve. The total cash cost related to these actions is expected to be approximately $40 million.

"This initiative represents the next step in our ongoing strategy to optimize our global manufacturing and distribution footprint, and ensure that our business reflects the changing dynamics of the automotive market," Frissora said. "We regret the impact it may have on some of our people, but the actions are necessary to help strengthen our competitiveness and improve our financial performance over the long term."

Future phases of this initiative, which still need to be finalized, will require approval by the company's board of directors and will likely require senior lender approval as well.

The company reported the following geographical results for fourth quarter 2001 before charges and other items:

NORTH AMERICA
North American original equipment revenue decreased 5 percent during the quarter to $306 million versus $322 million in the fourth quarter of 2000. Excluding pass-through sales, revenue decreased 11 percent. North American aftermarket revenue was relatively unchanged versus the previous year at $116 million.

North American EBIT increased to $20 million from $9 million in the fourth quarter of 2000. Significantly lower SGA&E expenses and improved aftermarket pricing offset the impact of lower OE revenues. The North American aftermarket improved its profitability and margins for the third straight quarter in 2001, posting a 20 percent operating margin improvement versus the fourth quarter 2000.

EUROPE
The company reported European original equipment revenue of $207 million for the quarter, a 17 percent decrease over fourth quarter 2000 revenue of $249 million. Excluding pass-through sales, revenue would have decreased 14 percent. European aftermarket revenue declined 14 percent to $61 million.

European EBIT was breakeven for the quarter, compared with $5 million reported in the fourth quarter of 2000. The results were driven by lower revenues, which more than offset SGA&E savings and aftermarket price increases. The European aftermarket improved its profitability by 53 percent and its margins by six percent, despite lower revenues.

REST OF WORLD
The company's Australian operations reported revenue of $27 million for the quarter, down from $29 million reported in the fourth quarter of 2000, primarily due to the weak Australian dollar and lower aftermarket volumes.

In South America, the company reported revenue of $26 million, compared with fourth quarter 2000 revenue of $37 million. This decrease was the result of $6 million in currency devaluation and soft original equipment and aftermarket volumes.

Revenue from the company's Asian operations fell to $15 million from $18 million in the fourth quarter of 2000, primarily due to original equipment volume decreases in China.

Combined EBIT for Australia, South America, and Asia increased to $7 million from $5 million in the fourth quarter 2000. Improved manufacturing efficiency and reduced SGA&E more than offset lower volumes and currency fluctuations.

FULL YEAR PERFORMANCE
For the full year 2001, Tenneco Automotive reported a net loss of $130 million, or $3.43 per share, compared with a net loss of $41 million, or $1.18 per share in 2000. Excluding charges and other items, the company posted a net loss of $18 million or 48-cents per share in 2001, versus income of $4 million or 10-cents per share in 2000.

Revenues for 2001 were off five percent to $3.36 billion. On an adjusted basis, 2001 revenues were off 10 percent. Before charges and other items, 2001 EBITDA was $300 million, down 11 percent from $336 million in 2000, and 2001 EBIT decreased 21 percent to $147 million versus $185 million the previous year. However, EVA improved $7 million year-over-year driven primarily by significant working capital improvements.

"Current industry and global economic trends point to yet another challenging year ahead," Frissora said. "However, we intend to counter these conditions by remaining aggressively vigilant on the cost side of the business and continuing to focus on cash flow. We will also look to offset anticipated volume declines by pursuing new business in our aftermarket business, as well as by continuing to introduce advanced technology solutions for our OE customers worldwide."

FOURTH QUARTER RESTRUCTURING CHARGES AND OTHER ITEMS
The $32 million restructuring charge recorded in the fourth quarter includes the following actions:

- Close 8 facilities and improve efficiency in 20 other facilities by consolidating and relocating production among plants and rearranging production flow in other locations. The cost of these actions included in the restructuring charge is $27 million, which primarily represents closure, severance, and lease cancellation costs as well as the write down of assets at the locations to be closed to their realizable value.

- Complete the rearrangement of one plant in the fourth quarter of 2001 at a cost of $1 million.

- Adjust inventory and product strategies in the company's European aftermarket business. The inventory was written down by $4 million to its estimated scrap value less cost to sell.

The company adjusted downward by $3 million the expected cost of completing the consolidation of European distribution centers, an action initiated in 1999. In addition, the adjustment of environmental reserves related to a first quarter 2001 charge was the result of the company identifying a more cost-effective environmental remediation technology to use at one of its locations, which allowed for a $4 million reduction in the expected cost of completing that remediation.

The $66 million repatriation tax charge will allow the company to manage global cash resources more effectively, and reduce cash taxes on its foreign entities in 2002 by approximately $10 million. Because the company has a substantial net operating loss carryforward in the United States, only between $2 million and $6 million of this charge will be paid in cash.

4Q AND FULL YEAR CONFERENCE CALL INFORMATION
The company will host a conference call on Thursday, January 31, 2002 at 10:30 a.m. EST. The dial-in number is 888 452-9848 domestic or 212 287-1620 international. Passcode is Tenneco Auto. A recording of this call will be available from 1:00 p.m. EST on January 31 through February 7, 2002. To access this recording, dial 800 756-0537 domestic or 402 998-0772 international and enter passcode 8400. The call will also be available on the Tenneco Automotive web site at www.tenneco-automotive.com

The attachments provide additional information on Tenneco Automotive's fourth quarter 2001 and full-year operating results.

2002 ANNUAL MEETING SET
The company also announced today that its board of directors has scheduled the corporation's annual meeting of shareholders for Tuesday, May 14, 2002 at 10:00 a.m. The meeting will be held at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee. The record date for shareholders to vote at the meeting is March 22, 2002.

Tenneco Automotive is a $3.4 billion manufacturing company with headquarters in Lake Forest, Illinois and 21,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe(R) Reflex(TM) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM) performance exhaust products, and Monroe(R) Clevite(TM) vibration control components.

This press release contains forward-looking statements. Words such as "intends", "expects", "anticipates", "could", "intend," "will", "remain", and similar expressions identify these forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries;
(ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases); (iv) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products, including the company's resultant inability to realize the sales represented by its awarded book of business; (v) changes in consumer demand and prices, including decreases in demand for automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products; (vi) the cost of compliance with changes in regulations, including environmental regulations; (vii) workforce factors such as strikes or labor interruptions; (viii) material substitutions and increases in the costs of raw materials; (ix) the company's ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans; (x) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers; (xii) further changes in the distribution channels for the company's aftermarket products, and further consolidations among automotive parts customers and suppliers; (xii) changes by the Financing Accounting Standards Board or other accounting regulatory bodies of authoritative generally accepted accounting principles or policies; and (xiii) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries. The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

                                       ###

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                    Unaudited
                                    ---------
                        TWELVE MONTHS ENDED DECEMBER 31,


                                                                  2001                       2000
                                                               ----------                 ----------
Net sales and operating revenues:                              $   3,364                  $   3,528  (d)
                                                               ==========                 ==========
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)           2,699  (a)(b)              2,766
   Engineering, Research and Development                              48                         58
   Selling, General and Administrative                               372  (a)(c)                438  (d)
   Depreciation and Amortization                                     153                        151
                                                               ----------                 ----------
          Total Costs and Expenses                                 3,272                      3,413
                                                               ==========                 ==========
Other Income (Loss)                                                    -                          5
                                                               ==========                 ==========
Operating Income (Loss)
   North America                                                      52  (a)(b)(c)              68
   Europe                                                             23  (a)(b)(c)              41
   Rest of World                                                      17  (a)(b)                 11
   Other                                                               -                          -
                                                               ----------                 ----------
                                                                      92                        120
Less:
   Interest expense (net of
     interest capitalized)                                           170                        186
   Income tax expense (benefit)                                       51                        (27)
   Minority interest                                                   1                          2
                                                               ----------                 ----------
Income (loss) from continuing operations                            (130)                       (41)
                                                               ----------                 ----------
Extraordinary loss, net of income tax                                  -                         (1) (e)
                                                               ----------                 ----------
Net income (loss)                                                   (130)                       (42)
                                                               ==========                 ==========
Average common shares outstanding:
   Basic                                                            37.8                       34.7
                                                               ==========                 ==========
   Diluted                                                          38.0                       34.9
                                                               ==========                 ==========
Earnings (loss) per share of common stock:
   Basic-
      Continuing operations                                    $   (3.43)                 $   (1.18)
      Extraordinary loss                                               -                      (0.02) (e)
                                                               ----------                 ----------
   Basic-                                                      $   (3.43)                 $   (1.20)
                                                               ==========                 ==========
   Diluted-
      Continuing operations                                    $   (3.43)                 $   (1.18)
      Extraordinary loss                                               -                      (0.02) (e)
                                                               ----------                 ----------
   Diluted-                                                    $   (3.43)                 $   (1.20)
                                                               ==========                 ==========


(a) Includes net restructuring and other charges of $51 million pre-tax, $43 million after-tax or $1.14 per share. Of the charges, $14 million is recorded in SG&A and the remaining $37 million is in cost of sales. Geographically, $26 million is recorded in North America, $22 million in Europe and $3 million in Rest of World.

(b) Includes environmental charges of $2 million pre-tax, $2 million after-tax or $0.04 per share. The entire charge is recorded in cost of sales. Geographically, $1 million is recorded in both North America and Europe.

(c) Includes costs associated with the renegotiation of senior debt of $2 million pre-tax, $2 million after-tax or $0.04 per share. The entire charge is recorded in SG&A. Geographically, $1 million is recorded in both North America and Europe.

(d) Pursuant to EITF Issue No. 00-14, Accounting for Certain Sales Incentives, some incentives that were previously recorded in SG&A are now classified as a reduction in revenues. Results for 2000 were reclassified accordingly, with net sales and SG&A each reduced by $21 million with no impact on income.

(e) Loss on early retirement of debt.

              TENNECO AUTOMOTIVE INC. CONSOLIDATED EARNINGS RESULTS
                                    Unaudited
                                    ---------
                         THREE MONTHS ENDED DECEMBER 31,



                                                                         2001                2000
                                                                      -----------         -----------
Net sales and operating revenues:                                     $      758          $      843 (d)
                                                                      ===========         ===========
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)                     623  (a)(b)         704
   Engineering, Research and Development                                      12                  14
   Selling, General and Administrative                                        85  (a)            137 (d)
   Depreciation and Amortization                                              38                  35
                                                                      -----------         -----------
          Total Costs and Expenses                                           758                 890
                                                                      ===========         ===========

Other Income (Loss)                                                            2                   5
                                                                      ===========         ===========
Operating Income (Loss)
   North America                                                              12                 (35)
   Europe                                                                    (16)                 (8)
   Rest of World                                                               6                   1
   Other                                                                       -                   -
                                                                      -----------         -----------
                                                                              2                 (42)
Less:
   Interest expense (net of
     interest capitalized)                                                    38                  47
   Income tax expense (benefit)                                               63  (c)            (26)
   Minority interest                                                           -                   -
                                                                      -----------         -----------
Income (loss) from continuing operations                                     (99)                (63)
                                                                      -----------         -----------

Extraordinary loss, net of income tax                                          -                   -
                                                                      -----------         -----------
Net income (loss)                                                            (99)                (63)
                                                                      ===========         ===========
Average common shares outstanding:
   Basic                                                                    39.0                35.7
                                                                      ===========         ===========
   Diluted                                                                  39.2                35.9
                                                                      ===========         ===========
Earnings (loss) per share of common stock:
   Basic-
     Continuing operations                                            $    (2.53)         $    (1.74)
     Extraordinary loss                                                        -                   -
                                                                      -----------         -----------
   Basic-                                                             $    (2.53)         $    (1.74)
                                                                      ===========         ===========
   Diluted-
     Continuing operations                                            $    (2.53)         $    (1.74)
     Extraordinary loss                                                        -                   -
                                                                      -----------         -----------
   Diluted-                                                           $    (2.53)         $    (1.74)
                                                                      ===========         ===========


(a) Includes net restructuring and other charges of $29 million pre-tax, $28 million after tax or $0.72 per share. Of the charges $4 million is recorded in SG&A and the remaining $25 million is in cost of sales. Geographically, $8 million is recorded in North America, $20 million in Europe and $1 million in Rest of World.

(b) Includes income for an adjustment of environmental reserves of $4 million pre-tax, $2 million after tax or $0.06 per share. The amount is recorded in cost of sales. Geographically the amount is recorded in Europe.

(c) Includes tax charge for repatriation of earnings from foreign subsidiaries of $66 million or $1.68 per share.

(d) Pursuant to EITF Issue No. 00-14, Accounting for Certain Sales Incentives, some incentives that were previously recorded in SG&A are now classified as a reduction in revenues. Results for 2000 were reclassified accordingly, with net sales and SG&A each reduced by $6 million with no impact on income.

              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                                  Balance Sheet
                                   (Unaudited)
                                   (Millions)


                                                     DECEMBER 31, 2001      DECEMBER 2000
                                                          ACTUAL                ACTUAL
                                                     -----------------      -------------
 ASSETS

        CASH AND TEMPORARY CASH INVESTMENTS               $   53                $   35

        RECEIVABLES, Net                                     395                   487

        INVENTORIES                                          326                   422

        OTHER CURRENT ASSETS                                 167                   165

        INVESTMENTS AND OTHER ASSETS                         773                   772

        PLANT, PROPERTY, AND EQUIPMENT, NET                  967                 1,005
                                                          ------                ------
        TOTAL ASSETS                                      $2,681                $2,886
                                                          ======                ======


LIABILITIES AND SHAREHOLDERS' EQUITY

        SHORT-TERM DEBT                                   $  191                $   92

        ACCOUNTS PAYABLE                                     401                   464

        ACCRUED TAXES                                         35                    16

        ACCRUED INTEREST                                      25                    35

        OTHER CURRENT LIABILITIES                            224                   202

        LONG-TERM DEBT                                     1,324                 1,435

        DEFERRED INCOME TAXES                                166                   144

        DEFERRED CREDITS AND OTHER LIABILITIES               226                   154

        MINORITY INTEREST                                     15                    14

        TOTAL SHAREHOLDERS' EQUITY                            74                   330
                                                          ------                ------
        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY        $2,681                $2,886
                                                          ======                ======
        DEBT TO CAPITALIZATION RATIO                        94.5%                 81.6%
                                                          ======                ======

                                 EXTERNAL BASIS
              TENNECO AUTOMOTIVE INC. AND CONSOLIDATED SUBSIDIARIES
                             STATEMENT OF CASH FLOWS
                                   (Millions)


                                                                                        TWELVE MONTHS ENDED
                                                                                            DECEMBER 31,
                                                                                -------------------------------------
                                                                                      2001                2000
                                                                                -----------------    ----------------
Operating activities:
  Income (loss) from continuing operations                                      $           (130)    $           (41)
  Adjustments to reconcile income (loss) from continuing
   operations to net cash provided (used) by
   operating activities -
    Depreciation and amortization                                                            153                 151
    Deferred income taxes                                                                     30                 (43)
    (Gain)/loss on sale of businesses and assets, net                                          2                  (2)
    Changes in components of working capital -
      (Inc.)/dec. in receivables                                                              64                  61
      (Inc.)/dec. in inventories                                                              75                 (29)
      (Inc.)/dec. in prepayments and other current assets                                    (18)                (14)
      Inc./(dec.) in payables                                                                (46)                141
      Inc./(dec.) in taxes accrued                                                             2                  (4)
      Inc./(dec.) in interest accrued                                                         (9)                  6
      Inc./(dec.) in other current liabilities                                                22                  (4)
    Other                                                                                     (4)                 12
                                                                                -----------------    ----------------
Net cash provided (used) by operating activities                                             141                 234
                                                                                -----------------    ----------------

Investing activities:
  Net proceeds from sale of assets                                                            11                  26
  Expenditures for plant, property & equipment                                              (127)               (146)
  Acquisition of businesses                                                                    -                  (5)
  Investments and other                                                                      (10)                (32)
                                                                                -----------------    ----------------
Net cash provided (used) by investing activities                                            (126)               (157)
                                                                                -----------------    ----------------

Net Cash provided (used) before financing activities - continuing operations                  15                  77

Financing activities:
  Issuance of common and treasury shares                                                      11                  17
  Proceeds from subsidiary equity issuance                                                     -                   1
  Issuance of long-term debt                                                                   -                   1
  Retirement of long-term debt                                                               (57)               (107)
  Net inc./(dec.) in short-term debt excluding current
   maturities on long-term debt                                                               49                 (16)
  Dividends (common)                                                                           -                  (7)
  Other                                                                                        -                 (12)
                                                                                -----------------    ----------------
Net cash provided (used) by financing activities                                               3                (123)
                                                                                -----------------    ----------------
Effect of foreign exchange rate changes on cash and
 temporary cash investments                                                                    -                  (3)
                                                                                -----------------    ----------------

Inc./(dec.) in cash and temporary cash investments                                            18                 (49)
Cash and temporary cash investments, January 1                                                35                  84
                                                                                -----------------    ----------------
Cash and temporary cash investments, December 31                                $             53     $            35
                                                                                =================    ================

Cash paid during the period for interest                                        $            177     $           186
Cash paid during the period for income taxes                                    $             17     $            18